UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

RumbleOn, Inc.

(Name of Registrant as Specified in Its Charter)

Mark Tkach

William Coulter

WJC Properties, L.L.C.

WRC-2009, L.L.C.

The WRC-98 Trust

The WRC 2021 Irrevocable Trust

Ride Now Management, LLLP

Kyle Beaird

Melvin Flanigan

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

William Coulter and Mark Tkach, together with the other participants named herein, have filed a preliminary proxy statement and an accompanying WHITE universal proxy card with the Securities and Exchange Commission with respect to the election of directors of RumbleOn, Inc., a Nevada corporation (the "Company"), and certain proposals for the Company's 2023 annual meeting of stockholders. On May 25, 2023, Mr. Coulter and Mr. Tkach issued the following press release:

PHOENIX, May 25, 2023 /PRNewswire/ -- William Coulter and Mark Tkach, who together hold approximately 32.0% of the outstanding Class B shares of common stock of RumbleOn, Inc. ("RumbleOn" or the "Company") (NASDAQ: RMBL), today sent a letter to fellow RumbleOn stockholders, criticizing the intransigence of several entrenched directors who are delaying badly needed changes at the Company, for reasons that appear tied to their personal interests.

Below is the full text of the letter:

Dear Fellow RumbleOn stockholders:

We have diligently sought to resolve our differences with RumbleOn’s Board of Directors. Indeed, despite the lack of a settlement, we have made some progress - the appointment to the Board of an experienced and truly independent director in Steve Pully; the use of an independent search firm to identify another director candidate in Becca Polak, whom we believe is also independent; the separation of the CEO and Chairmanship; the removal of a second insider executive from the Board; and the Company’s announcement that two incumbent directors will not stand for re-election.

But today, we wish to update all stockholders on how and why our efforts to reach a settlement with the Company have failed. In short, certain directors seem intent on delaying changes to the Board that are necessary to restore and maximize stockholder value as soon as practicable, for reasons that appear tied to their personal interests. We cannot see how stockholders benefit from these directors’ foot-dragging, and we feel obligated on behalf of all stockholders to insist that they focus as soon as possible on what is in the best interest of the Company and its stockholders.

An Example of Incumbent Directors’ Ignorance of the Best Interest of Stockholders: The Levy Severance

Although the Company announced “Corporate Governance Enhancement” in a May 10, 2023 press release, we have observed in the course of this process significant lapses in the most basic of commitments to corporate governance. The most obvious example is the approval (before Steve Pully and Becca Polak joined the Board and at the very same time it was touting “Corporate Governance Enhancements”) of the severance of former Chief Operating Officer and Board member Peter Levy at a cost of $3,375,000 to the Company, as well as to provide Mr. Levy with other unusual terms on his way out that were unfavorable to the Company and its stockholders.

As discussed in our May 16, 2023 letter to the RumbleOn Board of Directors, we promptly expressed to the Board our displeasure with this decision. The fact is that Mr. Levy served as Chief Operating Officer for only 15 months, yet he oversaw a loss of stockholder value of 80.6%, or $494.5 million.  The day after the Company disclosed the enhanced severance package for Mr. Levy, our advisors reached out to the Board and asked them to reconsider the payment of this severance to Mr. Levy, including the portion that is shielded by the “Rabbi Trust.” To our knowledge, our request was ignored.

We take very seriously our responsibility as the Company’s largest stockholders to directly engage with the Board to make our views known, particularly regarding activities that do not maximize value for stockholders. The Levy Severance situation is a plain and blatant example of RumbleOn management, as well as the Compensation Committee of the Board, taking advantage of the stockholders. Yet, stockholders are most certainly asking themselves, how could the Company leadership approve such an action, particularly given the Company’s public disclosures the next day discussing the need for greater financial prudence?

We begin with the members of the Board’s Compensation Committee: Adam Alexander (Chair), Michael Marchlik and Shin Lee.  Those same three Board members also comprise the Board’s Nominating and Corporate Governance Committee, with Ms. Lee serving as Chair of that committee.

Mr. Marchlik and Mr. Alexander have served on the RumbleOn Board of Directors since May 6, 2020 and July 15, 2020, respectively. Shin Lee was appointed to the Board on June 23, 2022. Prior to joining the RumbleOn Board, none of those three directors had ever served on the board of any other publicly traded company. Moreover, both Mr. Alexander and Mr. Marchlik have material business relationships with RumbleOn, which are disclosed, but perhaps not well understood. We understand that Ms. Lee was a schoolmate of Mr. Alexander, which is how we believe she came to be nominated to the Board. It is critically important to understand the details of these relationships, as they provide important context as to why the Compensation Committee would approve such payments to an executive officer who performed so poorly and create concerns about what other decisions these directors are willing to make.

The Problem with “Independent” Directors Who Are Not Independent

As a Nasdaq listed company, RumbleOn is required to have a majority of “independent” directors on the Board. Nasdaq has specific language in its rules on factors that can make a director per se non-independent, as well as some interpretive guidance on other dynamics that can render a board member non-independent. The purpose of these rules is to ensure that more than half of board members, or in certain cases the family members of board members, have no meaningful ties to the company, or to management, that may cause them to be swayed by factors that favor self-interest over the interests of the stockholders.

Logically, one factor that is the focus of Nasdaq’s independence rules deals with business relationships between the issuer and the employer of a director. Understandably, under these rules, the dollar thresholds above which a director is deemed non-independent are modest.

In addition to serving as a Board member of RumbleOn, Adam Alexander is also Chief Executive Officer of BidPath, Inc. (“BidPath”), a privately-held “leading global auction software solution.”1 BidPath was hired by RumbleOn management to build its inventory management platform, a key item for a company aspiring to make technology one of its drivers for growth and innovation. According to the Company’s own public disclosures, “On January 19, 2022, the Audit Committee approved, and the Company entered into two agreements with Bidpath Incorporated, a company owned by Adam Alexander, a director of the Company that provides the Company with (i) a perpetual, non-exclusive license to the then-current source code, as well as all future source code, of foundational technology for our inventory management platform, and (ii) support and maintenance services, all of which remain in development as of March 31, 2023.”2

According to a disclosure in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022, “The Company has made cash payments totaling approximately $3,600,000 for the license during the year ended December 31, 2022. The Company pays, on monthly basis since the agreement was signed, $30,000 for the support and maintenance services.”

Mr. Alexander is the Chair of RumbleOn’s Audit Committee. He is also a member of the Compensation Committee and the Nominating and Corporate Governance Committee. The Company did not make any statements in its public disclosures to indicate that Mr. Alexander had recused himself from the Audit Committee vote to approve the BidPath agreement. The initial term of the agreement is for 36 months. It is unclear what percentage of BidPath’s total revenue the RumbleOn business comprises.

As for Michael Marchlik, according to RumbleOn’s website, he is “the Chief Executive Officer of the Advisory & Valuations division of Great American Group” though, according to the Company’s Definitive Proxy Statement dated May 2, 2022, “Mr. Marchlik has served as the Co-Chief Executive Officer of the Advisory Services division of B. Riley Financial Inc., formally known as Great American Group (“GA”), since April 2017 and is responsible for overseeing the operations and client service efforts for lenders, sponsors, and borrowers.”3  The additional piece of information that GA is owned by B. Riley Financial Inc. is important. According to the Company’s Merger Proxy for the Special Meeting of Stockholders held on July 30, 2021, we calculate that RumbleOn paid fees to B. Riley entities of approximately $17.1 million. We understand that B. Riley entities continue to provide unspecified investment banking services to RumbleOn.

Finally, Shin Lee was appointed to the RumbleOn Board of Directors on June 23, 2022. Ms. Lee was appointed to the Board just nine days after last year’s Annual Meeting of Stockholders. Her name is not referenced in last year’s proxy materials. We recently learned that Ms. Lee was appointed as a Class I director, meaning the first opportunity that stockholders will be able to vote on her appointment to the Board will be in 2025. Ms. Lee was appointed to a Board seat previously held by Sam Dantzler, who resigned from the Board in February 2022. We cannot fathom why the Company elected not to include Ms. Lee in the 2022 proxy materials or why the Company did not disclose that she would serve as a Class I director until well after her appointment. We believe that Ms. Lee came to the Board attention because she was a classmate of Adam Alexander.

1 https://bidpath.com/about-us

2 RumbleOn, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, page 16.

3 RumbleOn, Inc. Definite Proxy Statement, dated May 2, 2022, page 5.

During the course of this proxy contest, we were told by the Company that Ms. Lee had been appointed as Chair of the Board’s Nominating and Corporate Governance Committee. She is also a member of the Compensation Committee. Ms. Lee has not directly participated in any of the settlement negotiations we have had. When our advisors requested a conversation on our behalf with Ms. Lee and Becca Polak, Ms. Polak willingly agreed to our request and made efforts to join us for in-person meeting. Ms. Lee declined to speak with us or our advisors at all at any point during this process.

Why is this important? We are deeply troubled that the current Chair of the Company’s Nominating and Corporate Governance Committee, and a member of the Compensation Committee, was never elected to the Board by the stockholders. Rather, she was appointed to the Board less than a week and half after last year’s Annual Meeting for a Board seat that had been vacant for approximately four months. It is clear that the Company made coy efforts to seat Ms. Lee on the Board while deliberately circumventing the stockholders. Only recently did we learn why in the context of our settlement discussions. Just as Marshall Chesrown took steps to have Peter Levy appointed to the Board without being elected by the stockholders to gain an extra vote on the Board, so too did Adam Alexander with Shin Lee.

Ironically and incredibly, in the Company’s Form 10-K/A for the fiscal year ended December 31, 2022 filed with the SEC on April 28, 2023, the Company states “We believe that Ms. Lee possesses attributes that qualify her to serve as a member of our Board, including her extensive understanding of corporate governance, risk management and business operations.”[Emphasis added]. Based on our experience, we disagree.

Update on Settlement Discussions

Throughout the past several weeks, it appeared that we had been making meaningful progress in our settlement discussions between our advisors and Chair of the Board Kevin Westfall, and after his appointment to the Board, Steve Pully. These negotiations were active and quite constructive. As we were nearing an agreement in principle in many key terms, one of our advisors received a call on Sunday morning, May 21, 2023, from a Board advisor setting forth a completely different settlement construct, which was substantially less favorable than the Company’s previous offer and included several terms we had previously rejected. We rejected such terms because they further entrenched directors including Messrs. Alexander and Marchlik, and prolonged the CEO tenure of Marshall Chesrown, whom the Company had previously offered to have resign (though we had never sought such action). See Attachment A for a copy of our rejection letter.

Yet, the new terms that were reintroduced Sunday morning were clearly designed to keep Messrs. Chesrown, Alexander and Marchlik in place as long as possible, and were specifically designed to prevent both the newly seated directors, Becca Polak and Steve Pully, as well as Bill Coulter and Mel Flanigan, once seated, from comprising a majority of the Board. It is clear that this turn of events came at the hands of Messrs. Alexander and Marchlik, who have shown themselves to be more motivated by their personal business relationships with the Company than their fiduciary duty to stockholders. Ms. Lee has consistently supported Messrs. Alexander and Marchlik, to the point that there appear now to be two factions of the Board.

The Path Forward

At the upcoming 2023 Annual Meeting of Stockholders, it seems likely that Bill Coulter and Mel Flanigan will run unopposed as Class II directors. The Company has previously disclosed that neither Mr. Alexander nor Mr. Marchlik will stand for re-election. Yet, both Mr. Alexander and Mr. Marchlik remain steadfast about remaining in their current Board seats as long as possible, rather than step down and accelerate the Board transition to a majority of truly independent directors who can make the decisions necessary to move the RumbleOn business forward, absent any personal business conflicts.

There is no possible way that delaying badly needed change at the Board level can be in the best interests of stockholders. We will not tolerate this, as we have told the Company, in our settlement rejection letter, which we have attached. We urge other stockholders to express their displeasure to the Board for Mr. Alexander, Mr. Marchlik and Ms. Lee putting their own self-interests ahead of their fiduciary duty to stockholders.

In the coming days weeks, stockholders can expect further communications from us on our thoughts to take the Company forward in order to maximize value for all stockholders. In the interim, we will do everything within our power to expedite the process to transform the direction of RumbleOn.

Sincerely,
Mark Tkach and William Coulter

Contact information:

Bruce Goldfarb/Pat McHugh/Jeremy Provost
Okapi Partners LLC
212-297-0720
Info@okapipartners.com

ATTACHMENT A

Mark Tkach

William Coulter

May 23, 2023

Board of Directors

RumbleOn, Inc.

901 West Walnut Hill Lane, #110A

Irving, Texas 75038

Re:	Rejection of “Proposed Terms of Cooperation”

Dear Members of the RumbleOn Board of Directors:

We were disappointed to receive on Sunday the Board’s Proposed Terms of Cooperation (the “Terms”), which are anything but a good faith effort to reach a cooperative resolution. That document represents a significant step backwards in what we had hoped were good faith discussions towards a settlement that would result in swift change to improve Board independence and allow a well-qualified independent Board to get to work on restoring stockholder value. Far from the “framework for discussions of a collaborative resolution” described in document, these Terms seek to retract concessions the Board previously made, and disturbingly appear designed to stymie the ability of RumbleOn’s next Board and its stockholders to enact meaningful change.

Your Terms acknowledge that Messrs. Coulter and Flanigan are well-qualified to serve on the Board, and that their immediate appointment to the Board would be in the best interest of the Company. But rather than seating them now in place of Messrs. Alexander and Marchlik, you propose to expand the Board to nine seats through the July 14, 2023 Annual Meeting so that Messrs. Alexander and Marchlik can also remain on the Board through that time. When the Board announced on May 10 that Messrs. Alexander and Marchlik will not stand for reelection, it told investors this was part of the Board’s “commitment” to “meaningfully refreshing the Board” and “heighten the Board’s independence.” There is no reason why that “meaningful refreshment” and “heightened independence” should be delayed by nearly two months, or why Messrs. Marchlik or Alexander should continue to serve as lame ducks in these roles where they have overseen considerable destruction of stockholder value.

By no later than the 2023 Annual Meeting, there will be at least four new members of the Board—a majority—that have not served throughout that destructive period. The only logical reason to leave Messrs. Alexander and Marchlik on the Board for another fifty days is to ensure that the existing regime can continue to hold a majority of the seats until the 2023 Annual Meeting. Given our previously stated concerns regarding certain directors’ lack of independence from Mr. Chesrown and their inability to capably exercise their duties (concerns that were only heightened with the Board’s shocking recent approval of Mr. Levy’s severance agreement), extending the historical directors’ grip on the Board is not something that can possibly be in the stockholders’ best interests.

The Terms’ goal of impeding change is also demonstrated by its insistence that we enter into a standstill agreement through the end of next year’s annual meeting, prohibiting us from calling any special meetings, making any nominations, or making any other stockholder proposals through mid-2024. That is not the request of a well-functioning independent Board, and it is a condition that we have consistently said we would never accept, and you previously withdrew.

There is no reason why we would ever accept these Terms. You knew that when you asked your outside advisers to send them. Which leads us to the conclusion that the Board does not want a settlement. For nearly three months, we have been attempting in good faith to engage with the Board to find a resolution that will allow the Company to move forward with a qualified and independent Board that can oversee the changes necessary to restore stockholder value. What the Terms tell us is that a majority of the current Board does not share that goal, and we are wasting our time with these discussions.

We hereby reject the Board’s Terms. Given the Board’s demonstrated unwillingness to make meaningful settlement offers, we are directing our advisers to cease their considerable efforts to reach a settlement and to instead focus all of their efforts on driving change through the July 14, 2023 Annual Meeting.

Sincerely,

Mark Tkach and William Coulter

William Coulter and Mark Tkach, together with the other participants named herein (collectively, the “Participants”), have filed a preliminary proxy statement and an accompanying WHITE universal proxy card with the Securities and Exchange Commission (the ”SEC”) with respect to the election of directors of RumbleOn, Inc., a Nevada corporation (the “Company”), and certain proposals for the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”).

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

THE PARTICIPANTS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE ANNUAL MEETING. THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATED TO THE ANNUAL MEETING AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are William Coulter, Mark Tkach, WJC Properties, L.L.C., WRC- 2009, L.L.C., The WRC-98 Trust, The WRC 2021 Irrevocable Trust, Ride Now Management, LLLP, Kyle Beaird and Melvin Flanigan.

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the election of directors of the Company and certain proposals, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other proxy materials as they are filed with the SEC.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 5,242,433 shares of Class B Common Stock, par value $0.001 per share, of the Company (“Class B Common Stock”). As of the date hereof, William Coulter beneficially owns 2,621,405 shares of Class B Common Stock, which includes 593,472 shares directly owned by The WRC 2021 Irrevocable Trust and 30,377 shares directly owned by WJC Properties, L.L.C. WRC- 2009, L.L.C. is the controlling member of WJC Properties, L.L.C., and The WRC-98 Trust is the sole member of WRC- 2009, L.L.C., and accordingly WRC- 2009, L.L.C. and The WRC-98 Trust may be deemed to beneficially own the shares directly owned by WJC Properties, L.L.C. Mr. Coulter serves as Manager or Trustee for each of these entities. As of the date hereof, Mark Tkach beneficially owns 2,621,028 shares of Class B Common Stock, and the remainder of the Participants do not beneficially own any shares of Class B Common Stock.